EXHIBIT 16.2

May 26, 2005

Mr. J.P. Schrage

Fenton Graham Marketing, Inc.

13215 Verde River Dr., Unit 1

Fountain Hills, AZ 85268

Dear Mr. Schrage:

This is to confirm that the auditor-client relationship between Epstein, Weber & Conover, PLC and Fenton Graham Marketing, Inc. (Commission File No. 000-50286) has ceased.

Sincerely,

EPSTEIN, WEBER & CONOVER, PLC

cc:

Securities & Exchange Commission

Mail Stop 9-5

450 Fifth Street, N.W.

Washington, DC 20549